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IBM Deutschland Informationssysteme GmbH

Messrs.

H. Penz
Deutsche Telekom, Leitung GK33
Postfach 20 00
53105 Bonn

Dr. V. Vogt
JAT AG, Geschaftshaus Wasserschloss
Aarestrasse 17
CH-5300 Vogelsang-Turgi

    Telecommunication department
    A. Ptaff
    -3550
    January 24, 1997

MIKS V3 Development Cooperation

Dear Sirs

For order's sake we would like to inform you that we will terminate the MIKS V3 development cooperation per 03/31/97, regardless of the current MIKS talks. We proceed on the assumption that by then we will have finished the completion of the modified IMT boards as described in the letter of Mr. Bruck-Neufeld of December 19, 1996. Moreover, until then we will actively support the taking over of the HW responsibilities by IAT to bring the reorganization of the responsibilities initiated by him to a good end.

We would like to exclude with this letter an implicit prolongation of the contract beyond the 03/31.

Notwithstanding, we would like to guarantee you our unlimited preparedness for a collaboration on an order basis in realization and integration projects of kiosk solutions.

Best regards,

signed

Copy: Deutsche Telekom, Mr. Bruck-Neufeld